ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-259205 Dated November 17, 2022
Royal Bank of Canada Capped GEARS
$• Securities Linked to the iShares® MSCI Emerging Markets ETF due on or about January 31, 2024
Investment Description
Capped GEARS (each, a “Security” and collectively, the “Securities”) are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to the performance of the iShares® MSCI Emerging Markets ETF (the “Underlying”). If the Underlying Return (as defined below) is positive or zero, we will repay the principal amount at maturity plus pay a return equal to 3 (the “Upside Gearing”) times the Underlying Return, up to the Maximum Gain. However, if the Underlying Return is negative, we will pay less than the principal amount at maturity and you will lose 1% of the principal amount of your Securities for every 1% decline in the price of the Underlying, up to a loss of 100% of your investment. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose some or all of your principal amount if the Final Underlying Price is less than the Initial Underlying Price. Any payment on the Securities, including any repayment of principal, is subject to our creditworthiness. If we default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment. The Securities will not be listed on any securities exchange. The Securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Features	Key Dates[1]
❑
Enhanced Growth Potential, Up to the Maximum Gain — At maturity, if the Underlying Return is positive, we will pay you the principal amount plus a return equal to the Upside Gearing times the Underlying Return up to the Maximum Gain. If the Underlying Return is negative, investors will be exposed to the negative Underlying Return at maturity.

❑
Full Downside Market Exposure — If the Underlying Return is negative, investors will be exposed to the full downside performance of the Underlying and we will pay less than the full principal amount, resulting in a loss of the principal amount that is proportionate to the percentage decline in the Underlying. Accordingly, you may lose some or all of the principal amount of the Securities.

Trade Date[1]	November 28, 2022
Settlement Date[1]	November 30, 2022
Final Valuation Date[2]	January 29, 2024
Maturity Date[2]	January 31, 2024
[1]
Expected. If we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains approximately the same.

[2]	Subject to postponement if a market disruption event occurs, as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement UBS-EQUITY-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATION. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THE ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT UBS-EQUITY-1 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU COULD LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.
Security Offering
We are offering Capped GEARS Linked to the iShares® MSCI Emerging Markets ETF. The return on the principal amount is subject to, and will not exceed, the predetermined Maximum Gain. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below. The actual Initial Underlying Price and Maximum Gain for the Securities will be determined on the Trade Date.
Underlying	Upside Gearing	Maximum Gain	Initial Underlying Price	CUSIP	ISIN
iShares® MSCI Emerging Markets ETF (EEM)	3	[26.00% – 28.00%]	•	78016G235	US78016G2350
See “Additional Information About Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated September 14, 2021, the prospectus supplement dated September 14, 2021, product prospectus supplement UBS-EQUITY-1 dated October 6, 2021 and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement UBS-EQUITY-1. Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions(1)		Proceeds to Us
Offering of the Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the iShares® MSCI Emerging Markets ETF (EEM)	●	$10.00	●	$0.20	●	$9.80
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission that will depend on market conditions on the Trade Date. In no event will that commission exceed $0.20 per $10 in principal amount of the Securities. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Securities as of the Trade Date is expected to be between $9.23 and $9.73 per $10.00 in principal amount, and will be less than the price to public. The pricing supplement relating to the Securities will set forth our estimate of the initial value of the Securities as of the Trade Date. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value under “Key Risks,” “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Securities” below.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement UBS-EQUITY-1 and this free writing prospectus if you so request by calling toll-free 1-877-688-2301.
You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this free writing prospectus together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021, relating to our senior global medium-term notes, Series I, of which these Securities are a part, and the more detailed information contained in product prospectus supplement UBS-EQUITY-1 dated October 6, 2021.  This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement UBS-EQUITY-1, as the Securities involve risks not associated with conventional debt securities.
If the terms discussed in this free writing prospectus differ from those discussed in the product prospectus supplement, the prospectus supplement or the prospectus, the terms discussed herein will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement UBS-EQUITY-1 dated October 6, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000114036121033849/brhc10029638_424b5.htm
♦	Prospectus supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
♦	Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
As used in this free writing prospectus, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or all of the principal amount.
♦	You can tolerate the loss of some or all of your initial investment and you are willing to make an investment that has the full downside market risk of the Underlying.
♦	You believe that the price of the Underlying will appreciate over the term of the Securities and that the appreciation, when multiplied by the Upside Gearing, is unlikely to exceed the Maximum Gain.
♦	You understand and accept that your potential return is limited by the Maximum Gain
♦
You would be willing to invest in the Securities if the Maximum Gain is set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Maximum Gain will be determined on the Trade Date).

♦	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.
♦	You do not seek current income from your investment and are willing to forgo dividends paid on the securities represented by the Underlying.
♦	You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦
You are willing to assume our credit risk for all payments under the Securities, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

♦	You fully understand and accept the risks associated with the Underlying.
The Securities may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of some or all of your investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦
You cannot tolerate the loss of some or all of the principal amount of the Securities, and you are not willing to make an investment that has the full downside market risk as an investment in the Underlying.

♦
You believe that the price of the Underlying will decline over the term of the Securities, or you believe the price of the Underlying will appreciate over the term of the Securities by a percentage that, when multiplied by the Upside Gearing, exceeds the Maximum Gain.

♦	You seek an investment that has unlimited return potential without a cap on appreciation.
♦
You would be unwilling to invest in the Securities if the Maximum Gain is set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Maximum Gain will be determined on the Trade Date).

♦	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying.
♦	You seek current income from this investment or prefer to receive the dividends paid on the securities represented by the Underlying.
♦	You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦	You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.
♦	You do not fully understand and accept the risks associated with the Underlying.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement UBS-EQUITY-1 for risks related to an investment in the Securities. In addition, you should review carefully the section below, “Information About the Underlying,” for more information about the Underlying.

Indicative Terms of the Securities[1]
Issuer:	Royal Bank of Canada
Issue Price:	$10 per Security (subject to a minimum purchase of 100 Securities).
Principal Amount:	$10 per Security.
Term[2]:	Approximately 14 months
Underlying:	iShares® MSCI Emerging Markets ETF
Upside Gearing:	3
Maximum Gain:	[26.00% – 28.00%]
Payment at Maturity (per $10 Security):
If the Underlying Return is zero or positive, we will pay you:
$10 + ($10 x the lesser of (i) Upside Gearing x Underlying Return and (ii) Maximum Gain)
If the Underlying Return is negative, we will pay you:
$10 + ($10 x Underlying Return)
In this scenario, you will lose some or all of the principal amount of the Securities in an amount proportionate to the percentage the Underlying has declined.

Underlying Return:	Final Underlying Price – Initial Underlying Price Initial Underlying Price
Initial Underlying Price:	The closing price of the Underlying on the Trade Date.
Final Underlying Price:	The closing price of the Underlying on the Final Valuation Date.
Investment Timeline
Trade Date:	The Initial Underlying Price is determined.

Maturity Date:
The Final Underlying Price and Underlying Return are determined.
If the Underlying Return is zero or positive, we will pay you a cash payment per $10 Security that provides you with your principal amount plus a return equal to the Underlying Return multiplied by the Upside Gearing, subject to the Maximum Gain. Your payment at maturity per $10 Security will be equal to:
$10 + ($10 x the lesser of (i) Upside Gearing x Underlying Return and (ii) Maximum Gain)
If the Underlying Return is negative, we will pay you a cash payment that is less than your initial investment of $10 per Security, resulting in a loss that is proportionate to the percentage decline of the Underlying, and equal to:
$10 + ($10 x Underlying Return)
In this scenario, you will lose some or all of the principal amount of the Securities, in an amount proportionate to the percentage that the Underlying has declined.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2 If we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains approximately the same.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement UBS-EQUITY-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.
Risks Relating to the Terms and Structure of the Securities
♦
Your Investment in the Securities May Result in a Loss of Principal—The Securities differ from ordinary debt securities in that we are not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Underlying Return is negative, you will be exposed to the full Underlying Return, and we will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the Underlying. Accordingly, you could lose some or all of the principal amount of the Securities.

♦
The Upside Gearing Applies Only if You Hold the Securities to Maturity—The application of the Upside Gearing only applies at maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Upside Gearing and the return you realize may be less than the Upside Gearing times the return of the Underlying at the time of sale, even if that return is positive and does not exceed the Maximum Gain.

♦
The Appreciation Potential of the Securities Is Limited by the Maximum Gain—If the Underlying Return is positive, we will pay you $10 per Security at maturity plus an additional return that will not exceed the Maximum Gain, regardless of the appreciation in the Underlying, which may be significant. Therefore, you will not benefit from any appreciation of the Underlying in excess of an amount that, when multiplied by the Upside Gearing, exceeds the Maximum Gain and your return on the Securities may be less than your return would be on a hypothetical direct investment in the securities represented by the Underlying.

♦	We Will Not Make Any Interest Payments on the Securities —We will not pay any interest with respect to the Securities. No payments will be made on the Securities prior to maturity.
♦
An Investment in the Securities Is Subject to Our Credit Risk—The Securities are our unsubordinated, unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of the Securities and, if we default on our obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.

♦
The Securities Will Be Subject to Risks, Including Non-Payment in Full, Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation ("CDIC") may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See "Description of Debt Securities — Canadian Bank Resolution Powers" in the accompanying prospectus for a description of the Canadian bank resolution powers, including the bail-in regime. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Securities could be exposed to losses.

♦
Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity—The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of ours with the same maturity date or if you invested directly in the Underlying or the securities held by the Underlying. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

♦
The Tax Treatment of the Securities Is Uncertain — Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.

♦
The Anti-Dilution Protection for the Underlying Is Limited—The calculation agent will make adjustments to the Initial Underlying Price and the Final Underlying Price for certain events affecting the shares of the Underlying.

However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities and the Payment at Maturity may be materially and adversely affected.
Risks Relating to the Initial Estimated Value of the Securities
♦
The Initial Estimated Value of the Securities Will Be Less than the Price to the Public—The initial estimated value that will be set forth in the final pricing supplement for the Securities, which will be less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Underlying, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount or our estimated profit and the costs relating to our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value. As a result, the secondary price will be less than if the internal borrowing rate was used. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set—The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Securities or similar securities at a price that is significantly different than we do.

The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities and the amount that may be paid at maturity.
Risks Relating to the Secondary Market for the Securities
♦
The Securities Are Expected to Have a Limited Trading Market — The Securities will not be listed on any securities exchange. RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.

♦
The Terms of the Securities at Issuance and Their Market Value Prior to Maturity Will Be Influenced by Many Unpredictable Factors — Many economic and market factors will influence the terms of the Securities at issuance and their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Securities, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Securities, we expect that, generally, the price of the Underlying on any day will affect the value of the Securities more than any other single factor. However, you should not expect the value of the Securities in the secondary market to vary in proportion to changes in the price of the Underlying. The value of the Securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the price of the Underlying;
♦	the actual and expected volatility of the price of the Underlying;

♦	the time remaining to maturity of the Securities;
♦	the dividend rates on the securities held by the Underlying;
♦	interest and yield rates in the market generally, as well as in each of the markets of the securities held by the Underlying;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events with respect to the Underlying that may or may not require an adjustment to the terms of the Securities; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors will influence the terms of the Securities at issuance as well as the price you will receive if you choose to sell the Securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Securities at a substantial discount from the principal amount if, for example, the price of the Underlying decreases.
Risks Relating to the Underlying
♦
An Investment in the Securities Is Subject to Risks Relating to Non-U.S. Securities Markets—Because foreign companies or foreign equity securities held by EEM are publicly traded in the applicable foreign countries and are denominated in non-U.S. currencies, an investment in the Securities involves particular risks. For example, the non-U.S. securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the U.S. or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the U.S., as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

♦
An Investment in the Securities Is Subject to Risks Associated with Emerging Markets—Investments in securities linked directly or indirectly to emerging market equity securities, such as the securities held by the EEM, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies' value. These factors could include changes in the emerging market government's economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are susceptible, before making a decision to invest in the Securities.

♦
The Securities Are Subject to Exchange Rate Risk—The share price of EEM will fluctuate based in large part upon its respective net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by EEM are traded. Accordingly, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by EEM are traded. An investor's net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value and the price of EEM will be adversely affected and, consequently, the market value of the Securities may decrease.

♦
Owning the Securities Is Not the Same as Owning the Underlying or the Stocks Comprising the Underlying’s Underlying Index—The return on your Securities may not reflect the return you would realize if you actually owned the Underlying or stocks included in the Underlying’s underlying index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying or these stocks would have, and any such dividends will not be incorporated in the determination of the Underlying Return.
♦
The Policies of the Underlying’s Investment Adviser Could Affect the Amount Payable on the Securities and Their Market Value—The policies of the Underlying’s investment adviser concerning the management of the Underlying, additions, deletions or substitutions of the securities held by the Underlying could affect the market price of shares of the Underlying and, therefore, the amount payable on the Securities on the maturity date and the market value of the Securities before that date. The amount payable on the Securities and their market value could also be affected if the Underlying investment adviser changes these policies, for example, by changing the manner in which it manages the Underlying, or if the Underlying investment adviser discontinues or suspends maintenance of the Underlying, in which case it may become difficult to determine the market value of the Securities. The Underlying's investment adviser has no connection to the offering of the Securities and has no obligations to you as an investor in the Securities in making its decisions regarding the Underlying.

♦
Historical Prices of the Underlying Should Not Be Taken as an Indication of Its Future Prices During the Term of the Securities—The trading prices of the Underlying will determine the value of the Securities at any given time. However, it is impossible to predict whether the price of the Underlying will rise or fall, and trading prices of the common stocks held by the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks, and therefore, the price of the Underlying.

♦
The Underlying and its Underlying Index Are Different—The performance of the Underlying may not exactly replicate the performance of the underlying index, because the Underlying will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the performance of the Underlying may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying or due to other circumstances. The Underlying may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the underlying index and in managing cash flows.

During periods of market volatility, securities underlying the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its underlying index as well as the net asset value per share of the Underlying, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce your payment at maturity.
♦
An Investment in the Securities Is Subject to Management Risk—The Underlying is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the Underlying generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlying is subject to the risk that the investment strategy of the Underlying’s investment advisor may not produce the intended results.

♦
Changes Affecting the Underlying Could Impact the Payments on the Securities —The policies of the index sponsor concerning additions, deletions and substitutions of the stocks included in the Underlying and the manner in which the index sponsor takes account of certain changes affecting those stocks included in the Underlying may adversely affect its price. The policies of the index sponsor with respect to the calculation of the Underlying could also adversely affect its price. The index sponsor may discontinue or suspend calculation or dissemination of the Underlying and has no obligation to consider your interests in the Securities when taking any action regarding the Underlying. Any such actions could have an adverse effect on the value of the Securities and the amount that may be paid at maturity.

♦
The Probability That the Underlying Will Fall Below the Initial Underlying Price on the Final Valuation Date Will Depend on the Volatility of the Underlying—“Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Underlying could close below the Initial Underlying Price on the Final Valuation Date, resulting in the loss of up to 100% of your investment. However, an Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of principal.
Risks Relating to Conflicts of Interest
♦
We, UBS and Our Respective Affiliates Will Have Potential Conflicts of Interest in Connection with the Securities — We, UBS and our respective affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours, and those of UBS, are potentially adverse to your interests as an investor in the Securities.

We, UBS and our respective affiliates may do business from time to time with the issuers of the securities held by the Underlying.  We may engage in lending or financing transactions with them, or may advise them in connection with acquisitions or other transactions. We may acquire non-public information about these companies, which we have no obligation to provide to you.
♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates May Adversely Affect the Value of the Securities — RBCCM, UBS, and our respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the price of the Underlying, and therefore, the market value of the Securities.

♦
Our Activities and Those of UBS May Adversely Affect the Value of the Securities — Trading or other transactions by Royal Bank of Canada, UBS and our respective affiliates in the Underlying or the securities included in the Underlying's underlying index, or in futures, options, exchange-traded funds or other derivative products on the Underlying or those securities, may adversely affect the market value of the Underlying and, therefore, the market value of the Securities.

Hypothetical Examples and Return Table at Maturity
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The following table and hypothetical examples below illustrate the payment at maturity per $10.00 Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% and assume a hypothetical Initial Underlying Price of $100.00 and a hypothetical Maximum Gain of 26.00% (the low end of the range set forth above), and reflect the Upside Gearing of 3. The actual Initial Underlying Price and Maximum Gain will be set on the Trade Date. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Underlying Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.
Example 1 – On the Final Valuation Date, the Underlying closes 2% above the Initial Underlying Price. Because the Underlying Return is positive, we will pay you an amount based upon the lesser of the Underlying Return times the Upside Gearing and the hypothetical Maximum Gain. Since the Underlying Return of 2% times the Upside Gearing is less than the hypothetical Maximum Gain, we will pay you at maturity a cash payment of $10.60 per $10 principal amount Security, calculated as follows:
$10 + ($10 x 2% x 3) = $10 + $0.60 = $10.60
Example 2 – On the Final Valuation Date, the Underlying closes 40% above the Initial Underlying Price. Because the Underlying Return is positive, we will pay you an amount based upon the lesser of the Underlying Return times the Upside Gearing and the hypothetical Maximum Gain. Since the Underlying Return of 40% times the Upside Gearing is greater than the hypothetical Maximum Gain, we will pay you at maturity a cash payment of $12.60 per $10 principal amount Security, calculated as follows:
$10 + ($10 x 26%) = $10 + $2.60 = $12.60
Example 3 – On the Final Valuation Date, the Underlying closes 40% below the Initial Underlying Price. Because the Underlying Return is -40%, which is negative, we will pay you at maturity a cash payment of $6.00 per $10 principal amount Security (a 40% loss on the principal amount), calculated as follows:
$10 + ($10 x -40%) = $10 - $4.00 = $6.00
Hypothetical Final Underlying Price	Hypothetical Underlying Return[1]	Hypothetical Payment at Maturity ($)	Hypothetical Total Return on Securities[2]
$200.00	100.00%	$12.60	26.00%
$175.00	75.00%	$12.60	26.00%
$150.00	50.00%	$12.60	26.00%
$140.00	40.00%	$12.60	26.00%
$130.00	30.00%	$12.60	26.00%
$120.00	20.00%	$12.60	26.00%
$115.00	15.00%	$12.60	26.00%
$110.00	10.00%	$12.60	26.00%
$108.67	8.67%	$12.60	26.00%
$105.00	5.00%	$11.50	15.00%
$103.00	3.00%	$10.90	9.00%
$102.00	2.00%	$10.60	6.00%
$100.00	0.00%	$10.00	0.00%
$95.00	-5.00%	$9.50	-5.00%
$80.00	-20.00%	$8.00	-20.00%
$75.00	-25.00%	$7.50	-25.00%
$70.00	-30.00%	$7.00	-30.00%
$65.00	-35.00%	$6.50	-35.00%
$60.00	-40.00%	$6.00	-40.00%
$50.00	-50.00%	$5.00	-50.00%
$25.00	-75.00%	$2.50	-75.00%
$0.00	-100.00%	$0.00	-100.00%

1 The Underlying Return excludes any cash dividend payments.
2 The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10 per Security.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences
Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities. The following summary supplements and to the extent inconsistent with, supersedes the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat a security with terms described herein as a pre-paid cash-settled derivative contract in respect of the Underlying for U.S. federal income tax purposes, and the terms of the Securities require a holder (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization. If the Securities are so treated, subject to the discussion in the accompanying product prospectus supplement concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, a holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations.
Alternative tax treatments are also possible and the Internal Revenue Service (the “IRS”) might assert that a treatment other than that described above is more appropriate. In addition, the IRS has released a notice that may affect the taxation of holders of the Securities. According to the notice, the IRS and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance will ultimately be issued, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder.  Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference, directly or indirectly, an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Securities are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities. However, it is possible that the Securities could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Stock or the Notes (for example, upon the Underlying rebalancing), and following such occurrence the Securities could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying or the Securities should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Securities and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Securities.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled “Canadian Federal Income Tax Summary" in the accompanying product prospectus supplement, which you should carefully review prior to investing in the Securities.

Information About the Underlying
We have derived the following information regarding the Underlying from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Underlying, and the Underlying will have no obligations with respect to the Securities. This document relates only to the Securities and does not relate to the shares of the Underlying or any securities included in the Underlying's underlying index. Neither we nor our affiliates participates in the preparation of the publicly available documents described below. Neither we nor our affiliates has made any due diligence inquiry with respect to the Underlying in connection with the offering of the Securities.
The selection of the Underlying relating to the Securities is not a recommendation to buy or sell the shares of the Underlying. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Underlying. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to the Underlying may be obtained through the SEC’s website at http://www.sec.gov.
The iShares® MSCI Emerging Markets ETF ("EEM")
The shares of the Underlying are issued by iShares, Inc., a registered investment company. The Underlying seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. The Underlying trades on the NYSE Arca under the ticker symbol “EEM.” BlackRock Fund Advisors (“BFA”) serves as the investment advisor to the Underlying.
The iShares® MSCI Emerging Markets ETF trades on the NYSE Arca under the ticker symbol “EEM.” The Advisor employs representative sampling to track the MSCI Emerging Markets Index.  The EEM generally will invest at least 80% of its assets in the component securities of its underlying index and in investments that have economic characteristics that are substantially identical to the component securities of its underlying index (i.e., depositary receipts representing securities of the underlying index) and may invest up to 20% of its assets in certain futures, options and swap contracts, cash and cash equivalents, including shares of money market funds advised by the Advisor or its affiliates, as well as in securities not included in the underlying index, but which the Advisor believes will help the EEM track the underlying index. Cash and cash equivalent investments associated with a derivative position will be treated as part of that position for the purposes of calculating investments not included in the underlying index.
The MSCI Emerging Markets Index
The MSCI Emerging Markets Index ("MXEF") is intended to measure equity market performance in the global emerging markets. The index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MXEF currently consists of the following emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, South Korea, Kuwait, Malaysia, Mexico, Peru, Philippines, Poland, Qatar, Saudi Arabia, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.
As of the close on May 31, 2018, MSCI began a multi-step process to include, in the MSCI Emerging Markets Index, large cap China A shares that are not in trading suspension. As part of the first step of the inclusion process, which resulted from the May 2018 quarterly review, MSCI added such large cap China A shares to the MSCI Emerging Markets Index at 2.5% of their foreign inclusion factor-adjusted market capitalization. In connection with the August 2018 quarterly index review, MSCI implemented the second step of the inclusion process by increasing the foreign inclusion factor-adjusted market capitalization of those existing China A share constituents from 2.5% to 5%. With the implementation of this second step, and the inclusion of additional China A shares in connection with the August 2018 quarterly index review, China A shares were initially expected to represent approximately 0.75% of the MSCI Emerging Markets Index. In February 2019, MSCI announced a three-step process between May 2019 and November 2019 that would increase the number of Chinese A shares in the Index. In January 2021, in response to an executive order from the U.S. government which prohibited investments in certain Chinese securities, MSCI removed 10 Chinese securities from the MSCI Emerging Markets Index, which accounted for less than 1% of the index weight. As of October 31, 2022, Chinese securities represented 26.89% of the MSCI Emerging Markets Index.
General – MSCI Indices
MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.
Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:
•	defining the equity universe;
•	determining the market investable equity universe for each market;
•	determining market capitalization size segments for each market;
•	applying index continuity rules for the MSCI Standard Index;
•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).
Defining the Equity Universe. The equity universe is defined by:
•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, including Real Estate Investment Trusts and certain income trusts in Canada, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not eligible for inclusion, are eligible for inclusion in the equity universe. Conversely, mutual funds, ETFs, equity derivatives, and most investment trusts, are not.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.
Effective with the November 2015 semi-annual index review, companies traded outside of their country of classification (i.e. “foreign listed companies”) became eligible for inclusion in the MSCI Country Investable Market Indexes along with the applicable MSCI Global Index. In order for a MSCI Country Investable Market Index to be eligible to include foreign listed companies, it must meet the Foreign Listing Materiality Requirement. To meet the Foreign Listing Materiality Requirement, the aggregate market capitalization of all securities represented by foreign listings should represent at least 5% of the free float-adjusted market capitalization of the relevant MSCI Country Investable Market Index.
Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.
A security may be listed in the country where it is classified (i.e. local listing) and/or in a different country (i.e. “foreign listing”). Securities may be represented by either a local or foreign listing. A security may be represented by a foreign listing only if:
•	The security is classified in a country that meets the Foreign Listing Materiality Requirement, and
•
The security’s foreign listing is traded on an eligible stock exchange of: a DM country if the security is classified in a DM country, a DM or an EM country if the security is classified in an EM country, or a DM or an EM or a FM country if the security is classified in a FM country. Securities in that country may not be represented by a foreign listing in the global investable equity universe if a country does not meet the requirement.

The investability screens used to determine the investable equity universe in each market are as follows:
•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.
•
Minimum Foreign Room Requirement: this investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:
•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);
•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.
Creating the size segment indices in each market involves the following steps:
•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size−segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.
Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.
Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.
Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.
Calculation Methodology for the MSCI Indices
The performance of each MSCI index is a free float weighted average of the U.S. dollar values of its component securities.
Prices used to calculate the component securities are the official exchange closing prices or prices accepted as such in the relevant market. In the case of a market closure, or if a security does not trade on a specific day or during a specific period, MSCI carries forward the previous day’s price (or latest available closing price). In the event of a market outage resulting in any component security price to be unavailable, MSCI will generally use the last reported price for such component security for the purpose of performance calculation unless MSCI determines that another price is more appropriate based on the circumstances. Closing prices are converted into U.S. dollars, as applicable, using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London time.
Index Maintenance
The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability and low index turnover. In particular, index maintenance involves:
(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:
•	updating the indices on the basis of a fully refreshed equity universe;
•	taking buffer rules into consideration for migration of securities across size and style segments; and
•	updating FIFs and Number of Shares (“NOS”).
(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:
•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;
•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and
•	reflecting the impact of significant market events on FIFs and updating NOS.
(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor RBC Capital Markets, LLC accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI Indices, or any successor to these indices.

Historical Information
The graph below illustrates the performance of the Underlying from November 16, 2012 to November 16, 2022.
HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We will agree that UBS may sell all or a part of the Securities that it will purchase from us to investors or to its affiliates at the price indicated on the cover page of the pricing supplement, the document that will be filed under Rule 424(b)(2) containing the final pricing terms of the Securities.
UBS may allow a concession not in excess of the underwriting discount set forth on the cover page of the pricing supplement to its affiliates for distribution of the Securities.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the accompanying product prospectus supplement UBS-EQUITY-1.
The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs. If so specified in the pricing supplement related to the Securities, for a period of approximately eight months after the issue date, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time. This is because the estimated value of the Securities will not include the underwriting discount or our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities. Any such excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 14, 2021.
Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the Underlying. As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than a secondary market rate is a factor that is likely to result in a higher initial estimated value of the Securities at the time their terms are set than if a secondary market rate was used. Unlike the estimated value that will be set forth on the cover page of the final pricing supplement relating to the Securities, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying, and the tenor of the Securities. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Securities to you. The initial offering price of the Securities also reflects the underwriting discount and our estimated hedging costs. These factors result in the initial estimated value for the Securities on the Trade Date being less than their public offering price. See “Key Risks—The Initial Estimated Value of the Securities Will Be Less than the Price to the Public” above.

Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Securities” and the provisions in the accompanying product prospectus supplement UBS-EQUITY-1 dated October 6, 2021 under the caption “General Terms of the Securities,” are incorporated into the master note issued to DTC, the registered holder of the Securities.